EXHIBIT 5.1

              OPINION OF MALIZIA, SPIDI, SLOANE & FISCH, P.C. AS TO
                THE VALIDITY OF THE COMMON STOCK BEING REGISTERED

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March 11, 1999

Board of Directors
Sistersville Bancorp, Inc.
726 Wells Street
Sistersville, West Virginia  26175

            RE:     Registration Statement on Form S-8:
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                    Sistersville Bancorp, Inc. 1998 Stock Option Plan

Ladies and Gentlemen:

         We have acted as special counsel to Sistersville Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 66,142 shares of common stock, par value $.10 per share (the "Common Stock") of the Company which may be issued upon the exercise of options granted or which may be granted under the Sistersville Bancorp, Inc. 1998 Stock Option Plan (the "Plan"), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.


                                       Sincerely,


                                       /s/Malizia, Spidi, Sloane & Fisch, P.C.
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                                       Malizia, Spidi, Sloane & Fisch, P.C.